SUN RIVER ENERGY, INC.

October 7, 2011

Re: Sun River Energy, Inc. (the "Company")
Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as Colorado counsel for the Company with respect to the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Form S-8") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). I have been requested to issue my opinion with respect to the issuance of up to 5,000,000 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock") under the Sun River Energy, Inc. 2010 Stock Incentive Plan and the Sun River Energy, Inc. 2011 Stock Incentive Plan (the "Plans").

As counsel to the Company, I have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as I deem relevant and necessary for the opinions expressed in this letter. In such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me as conformed or photostatic copies. As to various questions of fact material to such opinions, I have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, I am of the opinion that the shares of Common Stock being registered on the Form S-8 will, once issued in accordance with the terms of the Plans, be legally issued, and fully paid and non-assessable. In rendering this opinion, I advise you that I am a member of the Bar of the State of Colorado, and I express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

I hereby consent to the filing of this opinion as an exhibit to the Form S-8 and to the use of my name under the heading "Legal Matters" contained in the reoffer prospectus included in the Form S-8. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

James E. Pennington

5950 Berkshire Lane, Suite 1650, Dallas, TX 75225
800-669-6511 or 214-369-7300 | Fax: 214-369-7301
www.snrv.com